 Exhibit 4.5

GAIN THERAPEUTICS INC.

2021 INDUCEMENT EQUITY INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT

This Restricted Stock Unit Award Agreement (this “RSU Award Agreement”), dated as of __________, ____ (the “Date of Grant”), is made by and between Gain Therapeutics Inc., a Delaware corporation (the “Company”), and ________ (the “Participant”). Any capitalized terms used but not defined herein shall have the meaning ascribed to them in the Gain Therapeutics Inc. 2021 Inducement Equity Incentive Plan (as may be amended from time to time, the “Plan”).

1.            Grant of Restricted Stock Units. The Company hereby grants to the Participant an award (the “RSU Award”) representing the right to receive [________] Shares (the “RSUs”), subject to all of the terms and conditions of this RSU Award Agreement and the Plan. The RSU Award is intended to qualify as an inducement grant under Rule 5635(c)(4) of the NASDAQ Listing Rules and the related guidance issued thereunder and is being granted in order to provide an inducement material to the Participant’s entry into employment with the Company.

2.            Vesting.

(a)          The Shares subject to the RSU Award shall become vested as follows: [__________________]; provided that the Participant remains in continuous employment with the Company or an Affiliate thereof through, and has not given or received a notice of termination of such employment as of, each applicable Vesting Date.

(b)          Except as set forth in Section 2(c) below, if the Participant’s employment is terminated for any reason, or the Participant has given or received a notice of termination of such employment, in either case prior to the applicable Vesting Date, (i) this RSU Award Agreement shall terminate and all rights of the Participant with respect to the RSU Award that have not vested shall immediately terminate, (ii) any such unvested RSUs shall be forfeited without payment of any consideration, and (iii) neither the Participant nor any of the Participant’s successors, heirs, assigns, or personal representatives shall thereafter have any further rights or interests in such unvested RSUs.

(c)          If the Participant’s employment is terminated either (x) by the Company without Cause or (y) due to the Participant’s death or Disability, and provided in each case that the Participant (or the Participant’s estate, if applicable) executes and delivers to the Company (and does not revoke) a general release of claims in a form satisfactory to the Company within sixty (60) days following such termination (or such shorter period as may be specified by the Company in accordance with applicable law): (i) the portion of the RSU Award that is scheduled to vest during the period that is six (6) months following such termination date shall immediately vest on the date of such termination of employment, (ii) this RSU Award Agreement shall terminate and all rights of the Participant with respect to the portion of the RSU Award, if any, that has not vested as of the date of termination in accordance with this Section 2(c) shall immediately terminate without payment of any consideration, and (iii) neither the Participant nor any of the Participant’s successors, heirs, assigns, or personal representatives shall thereafter have any further rights or interests in such unvested RSUs.

3.            Settlement of the RSU Award. The Shares related to vested RSUs shall be delivered promptly (and in all events within 60 days) following the date such RSUs become vested.

4.            Voting and Other Rights. The Participant shall have no rights of a stockholder with respect to the Shares subject to the RSU Award (including the right to vote and the right to receive distributions or dividends) unless and until Shares are issued in respect of the settlement of the RSU Award in accordance with Section 3 hereof.

5.            RSU Award Agreement Subject to Plan. This RSU Award Agreement is made pursuant to all of the provisions of the Plan, which is incorporated herein by this reference, and is intended, and shall be interpreted in a manner, to comply therewith. In the event of any conflict between the provisions of this RSU Award Agreement and the provisions of the Plan, the provisions of the Plan shall govern. The Participant hereby acknowledges receipt of a copy of the Plan. The Participant hereby acknowledges that all decisions, determinations and interpretations of the Administrator in respect of the Plan, this RSU Award Agreement and the RSU Award shall be final and conclusive.

6.             No Rights to Employment. Nothing in the Plan or this RSU Award Agreement shall confer upon the Participant any right to employment at the Company or any Affiliate thereof or shall interfere with or restrict the right of the Company or its Affiliates to terminate the Participant’s employment at any time for any reason whatsoever, with or without cause.

7.            Tax Withholding. The Company shall be entitled to require a cash payment by or on behalf of the Participant in respect of any sums required or permitted by federal, state or local tax law to be withheld with respect in respect of the RSU Award; provided, that, notwithstanding the foregoing, the Participant shall be permitted, at his or her election, to satisfy the applicable tax obligations with respect to the RSU Award by net share settlement, pursuant to which the Company shall withhold from the number of Shares that would otherwise be issued upon settlement of the RSUs the largest whole number of Shares with a Fair Market Value equal to the applicable tax obligations..

8.            Governing Law. This RSU Award Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law of such state.

9.            RSU Award Agreement Binding on Successors. The terms of this RSU Award Agreement shall be binding upon the Participant and upon the Participant’s heirs, executors, administrators, personal representatives, transferees, assignees and successors in interest, and upon the Company and its successors and assignees, subject to the terms of the Plan.

10.          No Assignment. Notwithstanding anything to the contrary in this RSU Award Agreement, neither this RSU Award Agreement nor any rights granted herein shall be assignable by the Participant.

11.          Nature of Grant. This RSU Award Agreement is intended to comply with the applicable laws of any country or jurisdiction where RSUs are granted under the Plan, and all provisions hereof shall be construed in a manner to so comply. In accepting this RSU Award, the Participant acknowledges, understands and agrees that:

(a)          the Plan is established voluntarily by the Company, it is discretionary in nature, and may be amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;

(b)          the grant of this RSU Award is voluntary and occasional and does not create any contractual or other right to receive future grants of RSUs, or benefits in lieu of RSUs, even if awards have been granted in the past;

(c)           all decisions with respect to future equity grants, if any, will be at the sole discretion of the Company;

(d)          the Participant is voluntarily participating in the Plan;

(e)          this RSU Award and any Shares acquired under the Plan are not intended to replace any pension rights or compensation;

(f)           this RSU Award and any Shares acquired under the Plan and the income and value of same, are not part of the Participant’s normal or expected compensation for any purpose, including, without limitation, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;

(g)          the future value of the Shares underlying this RSU Award is unknown, indeterminable, and cannot be predicted with certainty;

(h)          if the Participant acquires Shares pursuant to this RSU Award, the value of such Shares may increase or decrease in value, even below the Fair Market Value as of the Date of Grant;

(i)           to the extent permitted by applicable law, no claim or entitlement to compensation or damages shall arise from the forfeiture of this RSU Award resulting from the termination of the Participant’s employment or service with the Company or an Affiliate (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is providing continuous employment or the terms of the Participant’s employment agreement, if any), and in consideration of the grant of this RSU Award to which the Participant is otherwise not entitled, the Participant irrevocably agrees never to institute any claim against the Company or an Affiliate, waive the Participant’s ability, if any, to bring any such claim, and release the Company or an Affiliate from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, the Participant shall be deemed irrevocably to have agreed not to pursue such claim and agree to execute any and all documents necessary to request dismissal or withdrawal of such claim;

(j)            for purposes of this RSU Award, the Participant’s employment or service will be considered terminated as of the date the Participant is no longer actively providing services to the Company or an Affiliate (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is providing employment or service or the terms of the Participant’s employment agreement, if any), and unless otherwise expressly provided in this RSU Award Agreement or determined by the Company, the Participant’s right to vest in this RSU Award will terminate as of such date and will not be extended by any notice period (e.g., the Participant’s period of employment or service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where the Participant is providing employment or service or the terms of the Participant’s employment agreement, if any); and the Company shall have the exclusive discretion to determine when the Participant is no longer actively providing services for purposes of this RSU Award (including whether the Participant may still be considered to be providing services while on a leave of absence);

(k)          unless otherwise provided in the Plan or by the Company in its discretion, this RSU Award and the benefits evidenced by this RSU Award Agreement do not create any entitlement to have this RSU Award or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares; and

(l)           the Participant acknowledges and agrees that neither the Company nor an Affiliate shall be liable for any foreign exchange rate fluctuation between the Participant’s local currency and the United States Dollar that may affect the value of this RSU Award or of any amounts due to the Participant pursuant to the settlement of this RSU Award.

12.          DATA PRIVACY. The Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Participant’s personal data as described in this RSU Award Agreement and any other equity grant materials by and among, as applicable, the Company and any Affiliate for the exclusive purpose of implementing, administering and managing participation in the Plan. The Participant understands that the Company and any Affiliate may hold certain personal information about the Participant, including, but not limited to, the Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in the Participant’s favor (“Data”), for the exclusive purpose of implementing, administering and managing the Plan. The Participant understands that Data will be transferred to a third party stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. The Participant understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipient’s country (e.g., the United States) may have different data privacy laws with a lower level of protection than the Participant’s country. The Participant understands that he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative. The Participant authorizes the Company, and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purposes of implementing, administering and managing the Participant’s participation in the Plan. The Participant understands that Data will be held only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan. The Participant understands that he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her local human resources representative. Further, the Participant understands that he or she is providing the consents herein on a purely voluntary basis. If the Participant does not consent, or if the Participant later seeks to revoke his or her consent, the Participant’s continuous employment and career with the Company or an Affiliate will not be adversely affected; the only adverse consequence of refusing or withdrawing consent is that the Company would not be able to grant the Participant RSUs or other equity awards or administer or maintain such awards. Therefore, the Participant understands that refusing or withdrawing consent may affect his or her ability to participate in the Plan. For more information on the consequences of the Participant’s refusal to consent or withdrawal of consent, the Participant understands that he or she may contact his or her local human resources representative.

13.          Necessary Acts. The Participant hereby agrees to perform all acts, and to execute and deliver any documents that may be reasonably necessary to carry out the provisions of this RSU Award Agreement, including but not limited to all acts and documents related to compliance with federal and/or state securities and/or tax laws.

14.          Severability. Should any provision of this RSU Award Agreement be held by a court of competent jurisdiction to be unenforceable, or enforceable only if modified, such holding shall not affect the validity of the remainder of this RSU Award Agreement, the balance of which shall continue to be binding upon the parties hereto with any such modification (if any) to become a part hereof and treated as though contained in this original RSU Award Agreement. Moreover, if one or more of the provisions contained in this RSU Award Agreement shall for any reason be held to be excessively broad as to scope, activity, subject or otherwise so as to be unenforceable, in lieu of severing such unenforceable provision, such provision or provisions shall be construed by the appropriate judicial body by limiting or reducing it or them, so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear, and such determination by such judicial body shall not affect the enforceability of such provisions or provisions in any other jurisdiction.

15.           Entire Agreement. This RSU Award Agreement and the Plan contain the entire agreement and understanding among the parties as to the subject matter hereof, and supersede any other agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof.

16.          Headings. Headings are used solely for the convenience of the parties and shall not be deemed to be a limitation upon or descriptive of the contents of any such Section.

17.          Counterparts; Electronic Signature. This RSU Award Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument. The Participant’s electronic signature of this RSU Award Agreement shall have the same validity and effect as a signature affixed by the Participant’s hand.

18.          Amendment. No amendment or modification hereof shall be valid unless it shall be in writing and signed by all parties hereto.

19.         Set-Off. The Participant hereby acknowledges and agrees, without limiting the rights of the Company or any Affiliate thereof otherwise available at law or in equity, that, to the extent permitted by law, any amount due to the Participant under this RSU Award Agreement may be reduced by, and set-off against, any or all amounts or other consideration payable by the Participant to the Company or any of its Affiliates under any other agreement or arrangement between the Participant and the Company or any of its Affiliates; provided that any such set-off does not result in a penalty under Section 409A of the Code.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have executed this RSU Award Agreement as of the date set forth above.

GAIN THERAPEUTICS INC.

By:

Print Name:

Title:

[Signature Page to RSU Award Agreement]

The undersigned hereby accepts and agrees to all the terms and provisions of the foregoing RSU Award Agreement.

PARTICIPANT

Signature:

Print Name:

Address:

[Signature Page to RSU Award Agreement]

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